Exhibit 99.1

EXECUTION VERSION

Zovio Inc

1811 East Northrop Boulevard

Chandler, Arizona 85286

February 4, 2020

SevenSaoi Capital, LLC

1165 North Clark Street, 4th Floor

Chicago, IL 60610

Attn: Michael P. Cole

Ladies and Gentlemen:

This letter (this “Agreement”) constitutes the agreement between (a) Zovio Inc (“Company”) and (b) SevenSaoi Capital, LLC (“SevenSaoi”) and each of the other related Persons (as defined below) set forth on the signature pages to this Agreement (collectively with SevenSaoi, the “SevenSaoi Group”). The SevenSaoi Group and each of its Affiliates (as defined below) and Associates (as defined below) are collectively referred to as the “Investors.” Company and the SevenSaoi Group are collectively referred to as the “Parties.”

1.                  Appointment of New Director. Contingent upon and immediately following the execution of this Agreement, Company’s Board of Directors (the “Board”) will take all action necessary to increase the size of the Board by one, and Michael P. Cole (the “Designee”) will be appointed to the Board as a Class II director with a term expiring at Company’s 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”) to fill the resulting vacancy.

2.                  Committee Assignments. Concurrent with his appointment to the Board, the Board will appoint the Designee as a member of the Board’s Compensation Committee and M&A Oversight Committee. For the avoidance of doubt, the M&A Oversight Committee will have the responsibilities set forth in its charter (as amended and restated May 29, 2019) with respect to the Conversion Transaction (as defined in the Current Report on Form 8-K filed by Company with the Securities and Exchange Commission (the “SEC”) on January 7, 2020), any agreements with respect thereto and any financing related thereto.

3.                  Nomination of the Designee at the 2020 Annual Meeting. Unless the Designee becomes obligated to offer his resignation in the circumstances described in paragraph 5 and such resignation has been accepted by the Board, Company will (a) take all action necessary to include the Designee as a Class II director on the Board’s slate of director nominees standing for election at the 2020 Annual Meeting; and (b) recommend that Company’s stockholders vote, and will solicit proxies, in favor of the election of the Designee at the 2020 Annual Meeting and otherwise support the Designee for election in a manner no less rigorous and favorable than the manner in which Company supports its other director nominees at the 2020 Annual Meeting.

4.                  Replacement Director. During the Restricted Period (as defined below), if (a) the Designee ceases to be a member of the Board for any reason and (b) at such time the Investors have not disposed of shares such that the Investors no longer beneficially own shares (which shares are determined to be Net Long Shares (as defined below)) representing in the aggregate at least 4.5 percent of Company’s then-outstanding common stock, then SevenSaoi will have the right to identify (and the Board will take all action necessary to promptly appoint) another person reasonably acceptable to the Board (a “Successor Director”) to serve as a director in place of the Designee. Any Successor Director must (i) be qualified to serve as a member of the Board under all applicable corporate governance policies or guidelines of Company and the Board and applicable legal, regulatory and stock market requirements; and (ii) meet the independence requirements with respect to Company of the listing rules of The Nasdaq Stock Market. Upon becoming a member of the Board, the Successor Director will succeed to all of the rights and privileges (including under paragraph 2 and paragraph 3), and will be bound by the terms and conditions, of the Designee under this Agreement. Notwithstanding the foregoing, this paragraph 4 will not be applicable, and Company will have no obligation to appoint a Successor Director, if the circumstances described in paragraph 5(a) or paragraph 5(c) have occurred.

5.                  Resignation of the Designee. The Designee will immediately offer to resign as a director if (a) at any time the Investors do not, as a result of dispositions by them, beneficially own shares (which shares are determined to be Net Long Shares (as defined below)) representing in the aggregate at least 4.5 percent of Company’s then-outstanding common stock; (b) the Designee is no longer able to serve as a director due to regulatory requirements applicable to Company; or (c) any Investor is finally judicially determined to have breached this Agreement.

6.                  Additional New Director. Company and SevenSaoi acknowledge that they will cooperate to identify and mutually agree upon an additional person to join the Board as a director (the “Agreed Director”) by a date intended to be no later than Company’s 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”). The Agreed Director must (a) be qualified to serve as a member of the Board under all applicable corporate governance policies or guidelines of Company and the Board and applicable legal, regulatory and stock market requirements; and (b) meet the independence requirements with respect to Company of the listing rules of The Nasdaq Stock Market.

7.                  Compliance with Laws and Company Policies; Confidentiality. The Investors acknowledge that Company may request the Designee to agree in writing, during the term of service as a director of Company, to comply with all laws, policies, procedures, processes, codes, rules, standards and guidelines applicable to members of the Board, including Company’s code of conduct, insider trading policy, Regulation FD policy, related party transactions policy and corporate governance guidelines, in each case as amended from time to time. During the Designee’s term of service as a director, the Designee will keep confidential all confidential information of Company, in accordance with Company’s policies, procedures, processes, codes, standards and guidelines applicable to members of the Board from time to time, and not disclose to any third party (including the other Investors) any discussions or matters considered in meetings of the Board and its committees (unless such discussion or matters have been previously disclosed publicly by Company), it being understood that the foregoing will not prohibit or restrict the Designee from making disclosures to the extent permitted under the confidentiality letter agreement, dated December 11, 2019, between Company and SevenSaoi (the “NDA”).

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8.                  No Fiduciary Restriction. Notwithstanding anything to the contrary in this Agreement, the Investors acknowledge that the Designee, during the Designee’s service as a director of Company, will not be prohibited from acting in the Designee’s capacity as a director or from complying with the Designee’s fiduciary duties as a director of Company (including voting on any matter submitted for consideration by the Board, participating in deliberations or discussions of the Board, and making suggestions or raising any issues or recommendations to the Board).

9.                  Director Benefits. The Designee will be entitled to the same director benefits as other members of the Board, including (a) compensation for such director’s service as a director and reimbursement for such director’s expenses on the same basis as all other non-employee directors of Company; (b) equity-based compensation grants and other benefits, if any, on the same basis as all other non-employee directors of Company; and (c) the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of Company as such rights may exist from time to time.

10.              Review of Classified Board Structure. Following the appointment of the Designee, the Board will undertake a review of Company’s classified Board structure to determine whether it continues to be in the best interests of Company and its stockholders.

11.              Cooperation. From time to time, the Investors will reasonably cooperate with Company in conveying to, and discussing with, Company’s stockholders the support of the Investors for the Board at the 2020 Annual Meeting. Prior to the 2020 Annual Meeting, the Investors will reasonably coordinate with Company in connection with any meetings or conference calls with Company’s stockholders (in their capacities as such) relating to the Board or the 2020 Annual Meeting. As reasonably requested by the Board, the Investors will publicly disclose their support for the election of the Board’s slate of director nominees at the 2020 Annual Meeting.

12.              Ownership Commitment. The Investors will not pledge, sell, hypothecate, transfer or otherwise dispose of any Voting Securities (as defined below) prior to the earlier of (a) the closing of the polls at the 2020 Annual Meeting and (b) May 31, 2020.

13.              Voting Commitment. During the Restricted Period, at each annual or special meeting of Company’s stockholders or action by written consent, the Investors will (a) cause all Voting Securities that are beneficially owned by them to be present for quorum purposes, if applicable; and (b) on all matters that would not require Company to file a preliminary proxy statement, vote, or cause to be voted, all Voting Securities beneficially owned by them in a manner consistent with the recommendation of the Board.

14.              Standstill. During the Restricted Period, none of the Investors will, and SevenSaoi will not authorize or direct the principals, directors, general partners, officers, employees, agents and representatives of each Investor to, in any way, directly or indirectly (in each case, except as expressly permitted by this Agreement):

(a)                with respect to Company or the Voting Securities, (i) make, participate in or encourage any “solicitation” (as such term is used in the proxy rules of the SEC) of proxies or consents with respect to the election or removal of directors or any other matter or proposal; (ii) become a “participant” (as such term is used in the proxy rules of the SEC) in any such solicitation of proxies or consents; (iii) seek to advise, encourage or influence any Person with respect to the voting or disposition of any Voting Securities; or (iv) initiate, encourage or participate, directly or indirectly, in any “vote no,” “withhold” or similar campaign;

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(b)               initiate, propose or otherwise “solicit” (as such term is used in the proxy rules of the SEC) Company’s stockholders for the approval of any shareholder proposal, whether made pursuant to Rule 14a-4 or Rule 14a-8 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise, or cause or encourage any Person to initiate or submit any such shareholder proposal;

(c)                with respect to Company or the Voting Securities, (i) communicate with Company’s stockholders or others pursuant to Rule 14a-1(l)(2)(iv) promulgated under the Exchange Act; (ii) participate in, or take any action pursuant to, or encourage any Person to take any action pursuant to, any type of “proxy access”; or (iii) conduct any nonbinding referendum or hold a “stockholder forum”;

(d)               (i) seek, alone or in concert with others, election or appointment to, or representation on, the Board; (ii) nominate or propose the nomination of, or recommend the nomination of, or encourage any Person to nominate or propose the nomination of or recommend the nomination of, any candidate to the Board; or (iii) seek, alone or in concert with others, or encourage any Person to seek, the removal of any member of the Board;

(e)                (i) call or seek to call a special meeting of stockholders, or encourage any Person to call a special meeting of stockholders; (ii) act or seek to act by written consent of stockholders; or (iii) make a request for any stockholder list or other similar records of Company;

(f)                other than solely with other Investors with respect to Voting Securities now or subsequently owned by them, (i) form, join (whether or not in writing), encourage, influence, advise or participate in a partnership, limited partnership, syndicate or other group, including a “group” as defined pursuant to Section 13(d) of the Exchange Act, with respect to any Voting Securities (other than any group comprised solely of Investors); (ii) deposit any Voting Securities into a voting trust, arrangement or agreement; or (iii) subject any Voting Securities to any voting trust, arrangement or agreement;

(g)               (i) make any offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving any Investor and Company; (ii) solicit a third party to, on an unsolicited basis, make an offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving Company, or publicly encourage, initiate or support any third party in making such an offer or proposal; or (iii) prior to such proposal becoming public, publicly comment on any proposal regarding any merger, acquisition, recapitalization, restructuring, disposition or other business combination with respect to Company by a third party;

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(h)               other than through non-public communications with Company that would not reasonably be expected to trigger public disclosure obligations for any Party, make or disclose any statement regarding any intent, purpose, plan or proposal with respect to the Board, Company or its management, policies, affairs or assets, or the Voting Securities or this Agreement, that would reasonably be expected to contravene the provisions of this Agreement, including any intent, purpose, plan or proposal that is conditioned on, or would require, the waiver, amendment, nullification or invalidation of any provision of this Agreement, or take any action that could reasonably be expected to require Company to make any public disclosure relating to any such intent, purpose, plan, proposal or condition;

(i)                 institute, solicit, assist or join, as a party, any litigation, arbitration or other proceedings against or involving Company or any of its current or former directors or officers (including derivative actions), other than an action to enforce the provisions of this Agreement instituted in accordance with this Agreement;

(j)                 other than through non-public communications with Company and the Board, take any action in support of, or make any proposal or request that constitutes: (i) controlling, changing or influencing the Board or management of Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board; (ii) controlling, changing or influencing Company’s management, business or corporate structure; (iii) seeking to have Company waive or make amendments or modifications to its certificate of incorporation or bylaws; (iv) causing a class of securities of Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (v) causing a class of securities of Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(k)               sell, offer or agree to sell to any third party, through swap or hedging transactions, derivative agreements or otherwise, any voting rights decoupled from the underlying Voting Securities held by the Investors;

(l)                 engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right or other similar right (including any put or call option or swap transaction with respect to any security (other than a broad-based market basket or index)) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of Company;

(m)             acquire, offer, agree or propose to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another Person, by joining a partnership, limited partnership, syndicate or other group, including a “group” as defined pursuant to Section 13(d) of the Exchange Act, through swap or hedging transactions, or otherwise, any securities of Company or any rights decoupled from the underlying securities of Company that would result in the Investors in the aggregate owning, controlling or otherwise having any beneficial or other ownership interest (including, for purpose of this calculation, all Voting Securities that such Person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional and including economic ownership pursuant to a cash settled call option or other derivative security, contract or instrument primarily related to the price of Voting Securities) of more than 14.9 percent of the then-outstanding Voting Securities; or

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(n)               other than through open market broker sale transactions where the identity of the purchaser is not known and in underwritten widely dispersed public offerings, sell, offer or agree to sell, through swap or hedging transactions or otherwise, the securities of Company to any Person not a party to this Agreement (a “Third Party”) that, to SevenSaoi’s knowledge (after due inquiry in connection with a private, non-open market transaction, it being understood that such knowledge will be deemed to exist with respect to any publicly available information, including information in documents filed with the SEC), would result in such Third Party, together with its Affiliates and Associates, owning, controlling or otherwise having any beneficial or other ownership interest of more than 4.9 percent of the then-outstanding Voting Securities or that would increase the beneficial or other ownership interest of any Third Party who, together with its Affiliates and Associates, has a beneficial or other ownership interest of more than 4.9 percent of the then-outstanding Voting Securities.

15.              Permitted Actions. Notwithstanding paragraph 14, nothing in this Agreement will prohibit or restrict the Investors from: (a) communicating privately with the Board or any officer or director of Company regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, subject in any case to any confidentiality obligations to Company of any such director or officer; (b) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over any of the Investors, but only if a breach by the Investors of this Agreement is not the cause of the applicable requirement; (c) privately communicating to any of their investors or potential investors factual information regarding Company, but only if such communications are subject to reasonable confidentiality obligations and are not otherwise reasonably expected to be publicly disclosed; or (d) making disclosures to the extent permitted under the NDA. For the avoidance of doubt, subject to applicable law, the Investors will not be prohibited from communicating privately with stockholders of Company and others in a manner that does not otherwise violate paragraph 14.

16.              Non-Disparagement. Subject to applicable law, each of Company, on the one hand, and the Investors, on the other hand, covenants and agrees that, during the Restricted Period, it and its respective Affiliates, Associates, subsidiaries, officers, key employees, general partners and directors will not in any way publicly disparage, call into disrepute or otherwise defame or slander the other or the other’s Affiliates, Associates, subsidiaries, successors, assigns, officers (including any current or former officer of such other Party or its subsidiaries), directors (including any current or former director of such other Party or its subsidiaries), employees, stockholders, agents, attorneys or representatives, or any of their respective businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of the other or its businesses, products or services, subsidiaries, Affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, stockholders, agents, attorneys or representatives. This paragraph 16 will not apply to any statement made in connection with any action to enforce this Agreement.

17.              No Compensation Arrangements. The Investors will not, directly or indirectly, compensate or agree to compensate the Designee for his service as a director of Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit-sharing agreement or arrangement) or other form of compensation directly or indirectly related to Company or its securities. For the avoidance of doubt, the foregoing will not be deemed to prohibit the Designee’s receipt of any incentive allocations pursuant to his role with SevenSaoi based on the performance of Company’s securities.

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18.              Compliance with this Agreement. SevenSaoi will cause the other Investors to comply with the terms of this Agreement and will be responsible for any breach of the terms of this Agreement by any Investor, in each case even if such Investor is not a party to this Agreement.

19.              Expense Reimbursement. Within five Business Days of the receipt of appropriate documentation, Company will reimburse the Investors for their reasonable and documented out-of-pocket fees and expenses (including legal expenses) (up to a maximum of $37,500) incurred by the Investors in connection with the negotiation and execution of this Agreement and related matters.

20.              Public Disclosure.

(a)                Press Release. No later than 2:30 p.m., Pacific time, on February 5, 2020, Company will issue a press release in the form attached as Exhibit A (the “Press Release”). Neither Company nor the Investors will make any public statements with respect to the matters covered by this Agreement (including in the Schedule 13D or in any other filing with the SEC, any other regulatory or governmental agency, any stock exchange or in any materials that would reasonably be expected to be filed with the SEC) that are inconsistent with, or otherwise contrary to, the statements with respect to this Agreement in the Press Release.

(b)               Form 8-K. Company will promptly prepare and file (but not before the issuance of the Press Release) with the SEC a Current Report on Form 8-K (the “Form 8-K”) reporting the entry into this Agreement. All disclosure in the Form 8-K will be consistent with this Agreement. Company will provide SevenSaoi and its counsel with a reasonable opportunity to review and comment on the Form 8-K prior to filing, and will consider in good faith any changes proposed by SevenSaoi or its counsel. The Form 8-K will include this Agreement as an exhibit.

(c)                Amended Schedule 13D. The SevenSaoi Group will promptly prepare and file (but not before the issuance of the Press Release) with the SEC an amendment to its Schedule 13D (the “Amended Schedule 13D”) with respect to Company reporting the entry into this Agreement. All disclosure in the Amended Schedule 13D will be consistent with this Agreement. The SevenSaoi Group will provide Company and its counsel with reasonable opportunity to review and comment on the Amended Schedule 13D prior to filing, and will consider in good faith any changes proposed by Company or its counsel. The Amended Schedule 13D will include this Agreement as an exhibit.

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21.              Definitions. As used in this Agreement, the term (a) “Person” will be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure; (b) “Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and will include Persons who become Affiliates of any Person after the date of this Agreement; (c) “Associate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and will include Persons who become Associates of any Person after the date of this Agreement, but will exclude any Person not controlled by or under common control with the related Person; (d) “beneficially own,” “beneficially owned” and “beneficial ownership” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act; (e) “Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of San Francisco is closed; (f) “Net Long Shares” will be limited to the number of shares of Company’s common stock that are beneficially owned by any Person that constitute such Person’s net long position as defined in Rule 14e-4 promulgated under the Exchange Act (except that for purposes of such definition, the date that the tender offer is first announced will instead be the date for determining or documenting such Person’s Net Long Shares and the reference to the highest tender price will refer to the market price on such date) and, to the extent not covered by such definition, reduced by any shares as to which such Person does not have the right to vote or direct the vote as of the date for determining or documenting or as to which such Person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares; (g) “Restricted Period” means the period from the date of this Agreement until 11:59 p.m., Pacific time, on the day that is 15 Business Days prior to the deadline for the submission of stockholder nominations of directors for the 2021 Annual Meeting; and (h) “Voting Securities” means the shares of Company’s common stock and any other securities of Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies.

22.              Interpretations. The words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation.” Unless the context requires otherwise, “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to in this Agreement means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. The measure of a period of one month or year for purposes of this Agreement will be the day of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual day of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

23.              Representations of the SevenSaoi Group. Each member of the SevenSaoi Group, severally and not jointly, represents that (a) its authorized signatory set forth on the signature page to this Agreement has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind such member; (b) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of such member, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) this Agreement does not and will not violate any applicable law, any order of any court or other agency of government, its organizational documents or any provision of any agreement or other instrument to which such member or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever on such member or any of its properties or assets; and (d) as of the date of this Agreement and except as permitted by paragraph 17, it has not, directly or indirectly, compensated or agreed to compensate the Designee for his service as a director of Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement) or other form of compensation directly or indirectly related to Company or its securities. The SevenSaoi Group represents and warrants that as of the date of this Agreement, it is the beneficial owner of an aggregate of 2,069,761 shares of Company’s common stock.

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24.              Representations of Company. Company represents that this Agreement (a) has been duly authorized, executed and delivered by it and is a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (b) does not require the approval of the stockholders of Company; and (c) does not and will not violate any applicable law, any order of any court or other agency of government, Company’s certificate of incorporation or bylaws, each as amended from time to time, or any provision of any agreement or other instrument to which Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever on Company or any of its properties or assets.

25.              Specific Performance. Each Party acknowledges and agrees that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach of this Agreement, (a) the Party seeking specific performance will be entitled to seek injunctive and other equitable relief, without proof of actual damages; (b) the Party against whom specific performance is sought will not plead in defense that there would be an adequate remedy at law; and (c) the Party against whom specific performance is sought agrees to waive any applicable right or requirement that a bond be posted. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.

26.              Entire Agreement; Binding Nature; Assignment; Waiver. This Agreement constitutes the only agreement between the Parties with respect to the subject matter of this Agreement and it supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement binds, and will inure to the benefit of, the Parties and their respective successors and permitted assigns. No Party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Party. Any purported transfer requiring consent without such consent is void. No amendment, modification, supplement or waiver of any provision of this Agreement will be effective unless it is in writing and signed by the affected Party, and then only in the specific instance and for the specific purpose stated in such writing. Any waiver by any Party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right to insist upon strict adherence to that term or any other term of this Agreement in the future.

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27.              Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, then the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement that is held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable, and this Agreement will otherwise be construed so as to effectuate the original intention of the Parties reflected in this Agreement. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

28.              Governing Law; Forum. This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware. Each of the Parties (a) irrevocably and unconditionally consents to the exclusive personal jurisdiction and venue of the Court of Chancery of the State of Delaware and any appellate court thereof (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware and any appellate court thereof will have exclusive personal jurisdiction) in any action relating to this Agreement; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any action relating to this Agreement in any court other than the such courts; and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum. The Parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in paragraph 31 or in such other manner as may be permitted by applicable law, will be valid and sufficient service thereof.

29.              Waiver of Jury Trial. EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY OF THEM. No Party will seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

30.              Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not enforceable by any other Person.

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31.              Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly delivered and received (a) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (c) immediately upon delivery by hand or by fax; or (d) on the date sent by email (except that notice given by email will not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this paragraph 31 or (ii) the receiving Party delivers a written confirmation of receipt of such notice either by email or any other method described in this paragraph 31 (excluding “out of office” or other automated replies)). The addresses for such communications are as follows. At any time, any Party may, by notice given to the other Parties in accordance with this paragraph 31, provide updated information for notices pursuant to this Agreement.

If to Company:

Zovio Inc

1811 East Northrop Boulevard

Chandler, AZ 85286

Attn: General Counsel

Email: diane.thompson@zovio.com

with a copy (which will not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

12235 El Camino Real

San Diego, CA 92130

Attn:	Martin J. Waters Douglas K. Schnell

Fax: (650) 493-6811

Email: mwaters@wsgr.com, dschnell@wsgr.com

If to the SevenSaoi Group:

SevenSaoi Capital, LLC

1165 North Clark Street, 4th Floor

Chicago, IL 60610825

Attn: Michael P. Cole

Email: michael@sevensaoi.com

with a copy (which will not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attn: Michael Neidell

Fax: (212) 451-2222

Email: mneidell@olshanlaw.com

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32.              Representation by Counsel. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts of this Agreement exchanged among the Parties will be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is expressly waived by each of the Parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.

33.              Counterparts. This Agreement and any amendments to this Agreement may be executed in one or more textually-identical counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

34.              Headings. The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

[Signature page follows.]

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Very truly yours,

ZOVIO INC

By:	/s/ George P. Pernsteiner
	Name:	George P. Pernsteiner
	Title:	Chairman of the Board

ACCEPTED AND AGREED as of the date written above:

SEVENSAOI CAPITAL, LLC

By:	/s/ Michael P. Cole
	Name:	Michael P. Cole
	Title:	Managing Member

SEVENSAOI CAPITAL PARTNERS II, LLC

By:	SevenSaoi Capital, LLC, its managing member

By:	/s/ Michael P. Cole
	Name:	Michael P. Cole
	Title:	Managing Member

SEVENSAOI CAPITAL PARTNERS IIA, LLC

By:	SevenSaoi Capital, LLC, its managing member

By:	/s/ Michael P. Cole
	Name:	Michael P. Cole
	Title:	Managing Member

MICHAEL P. COLE

/s/ Michael P. Cole

[Signature Page to Letter Agreement]

EXHIBIT A

Form of Press Release

[see attached]

CONFIDENTIAL

For Immediate Release

Contact: Alanna Vitucci

alanna.vitucci@zovio.com

858 668 2586 x11636

Zovio Announces Agreement with SevenSaoi Capital

SevenSaoi Managing Member Michael Cole to Join Zovio’s Board of Directors

SevenSaoi Agrees to Support All Zovio Nominees at 2020 Annual Meeting

Chandler, Ariz. – February 5, 2020 -- Zovio (Nasdaq: ZVO), an education technology services company that partners with higher education institutions and employers to deliver educational programming and benefits, today announced that it has appointed Michael P. Cole to its board of directors and as a member of its compensation and M&A oversight committees. Mr. Cole is the managing member of SevenSaoi Capital, LLC (“SevenSaoi”). Through its affiliates, SevenSaoi beneficially owns approximately 6.8 percent of Zovio’s common stock.

“We are pleased to welcome Michael to Zovio’s Board of Directors,” said Andrew Clark, Founder, President and CEO of Zovio. “Zovio continues to focus on creating value for all of its stakeholders and positioning the company for growth. We look forward to Michael’s contributions as a Board Member and to deepening our collaborative relationship.”

Mr. Cole said, “At this important point in the company’s history, we believe it is in the best interests of all stockholders to have reached this agreement with the company providing for immediate representation on the Board and to avoid a protracted proxy contest. We look forward to working constructively with the Board and management team to achieve our common goal of maximizing stockholder value.”

In connection with Mr. Cole’s appointment as a director, SevenSaoi has entered into a customary agreement with Zovio under which, among other things, the parties will cooperate to identify an additional person to join the board as a director by next year’s annual meeting. The agreement also provides that SevenSaoi will support Zovio’s slate of directors at its upcoming annual meeting and obligates SevenSaoi to abide by customary standstill restrictions, including foregoing a proxy solicitation at this year’s meeting. The complete agreement between Zovio and SevenSaoi will be included as an exhibit to a current report on Form 8-K, which will be filed by Zovio with the Securities and Exchange Commission.

Barclays Capital is serving as financial advisor to Zovio, and Wilson Sonsini Goodrich & Rosati, Professional Corporation is acting as Zovio’s legal counsel.

About Michael P. Cole

Michael P. Cole, 47, founded SevenSaoi Capital (“7C”), an investment management firm, in 2016. Previously, he served as President of MAEVA Group, a turnaround-oriented merchant bank. Prior thereto, Mr. Cole was with Madison Dearborn Partners, a Chicago-based private equity firm that manages $23 billion in equity capital, for nearly 17 years. Mr. Cole currently serves as a director of Univision Communications, Inc. and has also served on the boards of a number of other companies, including Merge Healthcare Inc., MetroPCS Communications and The Topps Company.  Mr. Cole also worked in a senior-level role on Madison Dearborn’s investments in technology-enabled service companies such as Intelsat, Ltd. and XM Satellite Radio.  Mr. Cole was named a “Top 40 Global Dealmaker under 40” by Dealmaker Magazine and a “Top 40 Under 40” business leader by Crain’s Chicago Business. Mr. Cole received his A.B. degree from Harvard College.

About Zovio

www.zovio.com

Zovio (Nasdaq: ZVO) is an education technology services company that partners with higher education institutions and employers to deliver innovative, personalized solutions to help learners and leaders achieve their aspirations. The Zovio network, which includes Fullstack Academy, TutorMe, and Learn@Forbes, leverages its core strengths and applies its technology and capabilities to priority market needs. Using advanced data and analytics, Zovio identifies the most meaningful ways to enhance the learner experience and deliver strong outcomes for higher education institutions, employers, and learners. Zovio’s purpose is to help everyone be in a class of their own. For more information, visit www.zovio.com.

Forward-Looking Statements

This news release may contain forward-looking statements that are not statements of historical fact and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding management’s intentions, hopes, beliefs or expectations. These forward-looking statements are based on current information and expectations and are subject to various risks and uncertainties. Zovio’s actual performance or results may differ materially from those expressed in or suggested by such statements due to various factors, including, without limitation: Zovio’s ability to successfully transition to being an education technology services company, and the success of Zovio’s strategies with respect to student initiatives.

Additional information on factors that could cause actual plans implemented and actual results achieved to differ materially from those set forth in the forward-looking statements is included from time to time in Zovio’s filings with the Securities and Exchange Commission (“SEC”), including, but not limited to, Zovio’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on March 12, 2019, Zovio’s quarterly reports on Form 10-Q and Zovio’ s current reports on Form 8-K, all of which are available at www.zovio.com. You should not place undue reliance on any forward-looking statements. Forward-looking statements are made on the basis of management’s good faith beliefs, expectations and assumptions regarding future events based on information available at the time that such statements are made. Forward-looking statements speak only as of the date they are made. Zovio assumes no obligation to update or revise any forward-looking statements to reflect actual results or any changes in assumptions, expectations or other factors affecting such forward-looking statements, except to the extent required by applicable securities laws.

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